Exhibit 10.6

NOTICE OF RETIREMENT AND SEPARATION AND RELEASE AGREEMENT

This Notice of Retirement and Separation and Release Agreement (this “Agreement”) is entered into between Jeffrey Lyash (“you” or “your”) and the Tennessee Valley Authority (“Tennessee Valley Authority”) Board of Directors (“we” or “us”) to confirm the understanding that was reached on January 31, 2025 (the “Notification Date”) regarding your employment with TVA. You are voluntarily leaving your permanent executive role of President and Chief Executive Officer and retiring from TVA. Your retirement notice is irrevocable as of the Notification Date, and the remainder of this Agreement will become binding as of the Effective Date, as defined below in the section titled ADEA Waiver. You will separate from TVA service upon the earlier of (i) 30 days after the start date of your successor as President and Chief Executive Officer to facilitate the transition of the role, or (ii) October 2, 2025 (the “Termination Date”). We accept your retirement notice under the terms outlined in this Agreement, and you agree to voluntarily resign from TVA upon the Termination Date in accordance with the terms of this Agreement.

No Other Amounts / Benefits Owed. You will be entitled to your current salary, as well as any accrued annual leave, through the effective date of your separation from service (collectively, the “Accrued Benefits”). You agree that, prior to the execution of this Agreement and except for the Accrued Benefits and the benefits described in the paragraph tilted Prorated Plan Benefits, you are not entitled to receive any further payments or benefits from TVA, and the only payments and benefits that you are entitled to receive from TVA in the future are those specified in this Agreement; provided, however, that your separation will not affect your rights to benefits in accordance with provisions of TVA’s Supplemental Executive Retirement Plan (“SERP”), the Rules and Regulations of the Tennessee Valley Authority Retirement System (“TVARS”), or the TVA Savings and Deferral Retirement Plan (“SDRS”), if any. Nothing in this Agreement will affect your rights to benefits under the SERP, TVARS, or SDRS, as determined under the terms and provisions of those plans.

Prorated Plan Benefits. Subject to your execution and continued compliance with this Agreement, TVA will pay or provide to you, as applicable, the payments and benefits to which you are entitled under TVA’s Executive Annual Incentive Plan (“EAIP”) and Long-Term Incentive Plan (“LTIP”), in accordance with the terms of those plans and any grants that were awarded to you under each plan prior to the Effective Date; provided, however, that the Board will not exercise its discretion, as permitted under the EAIP or LTIP, to reduce any prorated payments that may be owed to you under either or both of those plans unless the Board’s discretion is exercised to reduce payments for all participants in either or both of those plans and applied consistently to all participants in the plans (“Waiver of Discretion”). Except for the Waiver of Discretion, to the extent that there is any conflict between the terms of this Agreement and the terms of the EAIP or LTIP, the terms of those plans will control.

Policy for the Recovery of Erroneously Awarded Compensation. You acknowledge that TVA adopted a policy, effective November 9, 2023, known as the Policy for the Recovery of Erroneously Awarded Compensation (“Recovery Policy”), a copy of which is attached as Attachment 1, and that the Recovery Policy provides for the recovery, in the event of a required accounting restatement, of incentive-based compensation received by current or former executive officers to the extent that the compensation is based on the erroneously reported financial information. You acknowledge that, during your employment with TVA, you have received performance compensation (and that you may receive compensation as outlined in the section of this Agreement titled Prorated Plan Benefits) that may be subject to the Recovery

Policy and that TVA may be required to recover from you erroneously paid compensation in the event of a financial restatement as addressed in that policy. You agree that, if TVA is required to recover erroneously awarded compensation in accordance with the Recovery Policy, TVA will take any means necessary, including withholding payments owed to you under SERP or the Prorated Plan Benefits section of this Agreement and applying TVA’s right of setoff or offset, as applicable, to meet TVA’s recovery obligations under the Recovery Plan and as otherwise consistent with applicable laws and regulations existing at the time of the recovery. You waive any right you have to future payments from TVA, as outlined in this Agreement, to the extent those payments are used to satisfy TVA’s obligations under the Recovery Policy.

Confidentiality and Mutual Non-Disparagement. Because of the nature of your position, you have had access to TVA business sensitive information. You agree, except as required by law, not to disclose or use TVA business sensitive information in the future. You also agree that you will make no comments or statements adverse or critical of TVA, its directors, its management, its employees, or any of its programs. Similarly, we agree not to make any comments or statements adverse or critical of you. The parties agree that disclosure of TVA sensitive information or adverse or critical statements could cause irreparable damage to the other party. The parties may seek an injunction, a restraining order, or other equitable relief to prevent or remedy the unauthorized use or disclosure of TVA information, adverse or critical statements, or any other breach of this Agreement. The parties may exercise all other remedies available in either law or equity to enforce compliance with this Agreement.

Post-Employment Restrictions. You agree that you have received and read a copy of the Summary of Post-Employment Restrictions document, a copy of which is attached as Attachment 2, which outlines the post-employment guidelines all former TVA employees must follow, and you will comply with all applicable Post-Employment Restrictions as outlined in the Summary and as otherwise required by law.

Voluntary Entry. You agree that you understand the provisions of this Agreement and that you voluntarily enter into it and accept it as full and final resolution of all matters related to your TVA employment.

Waiver and Release. In consideration for receiving the Waiver of Discretion, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby expressly release and waive to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against TVA and/or its successors, past or present subsidiaries, affiliated companies, branches, or related entities (collectively, including TVA, the “Entities”) and/or the Entities’ respective past, present, or future directors, officers, agents, employees, insurers, attorneys, assigns, and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with TVA or the termination of that employment relationship (including any claims under Title VII of the Civil Rights Act, the Equal Pay Act, and the Family and Medical Leave Act, but not including any claims under the Federal Employees Compensation Act).

This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, vacation pay, or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay, or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims for attorneys’ fees or costs; claims for penalties; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability, or any other protected basis; any claims under any applicable law prohibiting discrimination, harassment, and/or retaliation; and claims under all other laws, ordinances, and regulations. You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative, or group action.

This waiver and release covers only those claims that arose (or arise) prior to Termination Date and does not apply to (a) the Accrued Benefits, (b) your rights under this Agreement, including to the Waiver of Discretion, or (c) any claim which, as a matter of law, cannot be released by private agreement. Nothing in this Agreement is intended to prevent, restrict, or otherwise discourage you from providing TVA or the Nuclear Regulatory Commission (“NRC”) with any information about actual or potential nuclear safety concerns or violations, or from responding to requests for information from the NRC. Section 211 of the Energy Reorganization Act (“ERA”) and NRC regulations (10 CFR 50.7) also protect employees from any adverse employment action as a result of their engaging in such protected activities. By your signature below, you confirm that you have already informed TVA management of any nuclear safety concerns you may have in connection with the construction, maintenance, operation, and security of any TVA facilities, including nuclear plants. You also confirm that no adverse employment action is being taken, in any part, as a result of your engaging in protected activities as defined in Section 211 of the ERA or NRC regulations.

Nothing in this Agreement is intended to prevent, restrict, or otherwise discourage you from providing the Office of the Inspector General (“OIG”) with any information or from responding to requests for information from the OIG or otherwise preclude you from participating in any investigation or proceeding before any United States government agency or body with jurisdiction over a proceeding or investigation applicable to your employment with TVA or from reporting possible violations of federal or state law or regulation to any applicable United States or state governmental agency or entity, legislative body, or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor are you required to notify TVA regarding any such reporting, disclosure, or cooperation with an applicable United States or state governmental agency or entity. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right, to the extent permitted under applicable law, to bring a lawsuit against the Released Parties seeking individual monetary recovery in any such proceeding or lawsuit.

You acknowledge that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

Limited Indemnification. TVA agrees to continue to defend and indemnify you against claims that result from your performance of your TVA duties prior to the Termination Date under the terms set out in TVA-SPP-25.1 Legal Representation.

Agreement Confidential. You further agree to treat this matter as confidential and not to discuss the terms of your separation from TVA service except with your family and financial advisor, or as required by law.

Section 409A. Payments made in accordance with this Agreement and the TVA compensation plans for which you are a participant as of the Effective Date of this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). You understand that you have the right to consult with counsel to discuss any questions you have concerning this Agreement, including any taxes that may be owed as a result of payments that will be made in accordance with this Agreement, and that TVA makes no representations or warranties with respect to any tax treatment of any payments it makes to you in accordance with this Agreement.

Governing Law. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the fullest extent permitted by law. TVA is a corporate agency and instrumentality of the United States, and this Agreement shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under this Agreement, the law of the State of Tennessee shall apply, without taking into account conflict of law principles. You agree that the jurisdiction for any action with respect to this Agreement shall lie in the United States District Court for the Eastern District of Tennessee.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you are advised to consult an attorney before signing this Agreement; (c) you have 21 calendar days from the date of receipt of this letter (such final date, the “Deadline”) to consider this Agreement before you sign it, but you may sign it at any time during the 21 days); (d) if you sign this Agreement, you may cancel it within seven days thereafter, except for your notification of retirement, which is irrevocable as of the Notification Date; and (e) this Agreement will not be effective, except for your notification of retirement, until the eighth day after you sign it, provided that you have not cancelled it (the “Effective Date”). Any such cancellation must be in writing and signed by you and must be delivered to me by close of business on the seventh calendar day after you sign this Agreement. If you do not cancel this Agreement, this Agreement will become effective on the eighth calendar day after the date of your signature below. If you cancel this Agreement, it will become null and void and TVA will not implement any of its terms. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. The offer described in this Agreement will be automatically withdrawn if you do not sign this Agreement within the 21-day consideration period.

Representation of Authority. The members of the TVA Board of Directors have reviewed this Agreement and formally approved its terms as indicated by their signatures below.

/s/_Jeffrey Lyash_____________ 1/30/25__ Jeffrey Lyash Date President and Chief Executive Officer	_/s/_Joe_Ritch___________ 1/23/25____ Joe Ritch Date Chair, TVA Board of Directors

Acknowledged and Agreed by Members of the TVA Board of Directors:

/s/ Beth Prichard Geer_________________________________ Beth Prichard Geer	1/27/25___ Date

/s/ Robert P. Klein____________________________________ Robert P. Klein	1/23/25____ Date
/s/ L. Michelle Moore_________________________________ L. Michelle Moore	1/23/25___ Date

/s/ William J. Renick__________________________________ William J. Renick	1/23/25___ Date
/s/ Adam Wade White________________________________ Adam Wade White	1/23/25___ Date

Attachments:
1.Policy for the Recovery of Erroneously Awarded Compensation
2.Summary of Post-Employment Restrictions
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